EXHIBIT 99.1
For further information contact
Fred Callon 1-800-451-1294
FOR IMMEDIATE RELEASE
      Callon Petroleum Company Names Bobby F. (Bob) Weatherly
      Executive Vice President, CFO
     Natchez, MS (November 20, 2006) — Callon Petroleum Company (NYSE: CPE) announced today that Bobby F. (Bob) Weatherly, a member of the Board of Directors since the company went public 12 years ago, has been named to the new position of Executive Vice President and Chief Financial Officer. His brother, John S. Weatherly, had served as Callon’s Senior Vice President and Chief Financial Officer prior to his unexpected death in May 2005.
     “I am very pleased and excited that Bob has agreed to join our management team. He brings over 30 years of experience in corporate financial management, investment banking, fund management and public accounting,” explains Fred Callon, Chairman and CEO. “Since he has been on the Board for over a decade working closely with management in developing the company’s growth strategy, we anticipate a very smooth transition.”
     Weatherly has over 30 years of experience in corporate financial management, investment banking, investment fund management and public accounting. His prior business experience includes serving as a Senior Vice President of Brown & Root, Inc., now known as KBR, a worldwide construction company. Subsequently, he served as a Senior Vice President of Weatherford International, a worldwide energy services company. After receiving a Masters of Accountancy degree from the University of Mississippi, he worked for Arthur Andersen & Co. as an Audit Manager in its Houston, Texas, office. He is a Certified Public Accountant. Most recently, he has been a principal in a private investment banking firm, CapSource Financial, and a general partner in two private investment funds.
     Callon Petroleum Company is engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region. The majority of Callon’s properties and operations are concentrated in the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.
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